Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Adagio Therapeutics, Inc., a Delaware corporation (the “Company”), and Tillman Gerngross (the “Executive”), this 5th day of August, 2021. This Agreement supersedes in its entirety that certain Consulting Agreement, dated June 19, 2020 (the “Prior Agreement”), between the Executive and the Company.

WHEREAS, the Company is planning an initial public offering (the “Offering”) of its shares of common stock;

WHEREAS, the Company and the Executive desire to enter into this Agreement and supersede in its entirety the Prior Agreement in order to change the Executive’s terms and conditions of employment in connection with the Offering, effective as of the date on which the registration statement relating to the Offering is effective (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b) Position and Duties.

The Executive will serve as Chief Executive Officer and President (“CEO”) of the Company, reporting exclusively to the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of his duties as are consistent with Executive’s position within the Company. As CEO, Executive will have the status of the highest ranking executive officer of the Company, with the full powers, responsibilities and authorities customary for the chief executive officer of publicly traded corporations of the size, type and nature of the Company, together with such other powers, authorities and responsibilities as may reasonably be assigned to him by the Board.

Nothing in this Agreement shall prohibit the Executive from reasonably delegating parts of the responsibilities set forth in or contemplated by this Section 1(b) to other employees of the Company or its subsidiaries.

(c) Outside Activities. Executive will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability.

Executive agrees not to (i) engage in any other employment or (ii) consult for, found, or serve on the board of directors of any other entity in the field of infectious disease. Notwithstanding the foregoing, Executive may (x) with prior disclosure to the Nominating and Governance Committee of the Board, consult for, found, or serve on the board of directors of any Adimab, LLC affiliate, and, (y) without such prior disclosure, serve in any capacity with any civic, educational, or charitable organization, participate in industry affairs and manage Executive’s family’s personal passive investments, and continue to engage in the activities set forth in Appendix A to this Agreement (romanettes (x) and (y) collectively, the “Approved Outside Activities”), provided that such services do not materially interfere with Executive’s obligations to the Company, create a conflict of interest (it being understood and agreed that the conduct of business of Adimab, LLC, in a manner similar to that in which it is currently being conducted, including the discovery, optimization and licensing of antibodies for treatment of infectious disease to third parties, shall not constitute a conflict of interest hereunder), violate any of the Executive’s Continuing Obligations (as defined in Section 9 below) or cause any reputational damage to the Company as reasonably determined by the Board.

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The Executive may retain any compensation or benefits received as a result of consented to service as a director without any offset in respect of any compensation or benefits to be provided hereunder.

2. Compensation and Related Matters. This Section 2 sets forth the compensation and benefits to be provided to the Executive during the Term.

(a) Base Salary. The Executive will continue to pay Executive, as compensation for the performance of the Executive’s duties and obligations hereunder, salary at the rate of $550,000 per year. The Executive’s salary shall be subject to annual review not later than March 31st of each year for possible increase by the Board or the Compensation Committee of the Board (the “Compensation Committee”), which may be adjusted from time to time. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers

(b) Incentive Compensation. The Executive shall participate in an annual cash incentive compensation plan (the “Annual Bonus Plan”). The Executive will be eligible to earn an annual bonus for each full calendar year completed (the “Annual Bonus”). The Executive’s target Annual Bonus will be fifty percent (50%) of Executive’s Base Salary (the “Target Bonus”) based on Base Salary in effect on January 1st of the applicable performance period. The actual Annual Bonus payable to the Executive with respect to a performance period will be determined by the Compensation Committee based on achieving performance goals and objectives for such calendar year as reasonably determined by the Compensation Committee. The Executive’s Annual Bonus shall be paid as soon as administratively practicable after the end of the performance period, but in no event later than the March 15th immediately following such period; provided, that the Executive must remain continuously employed by the Company through the date on which the Board approves the actual Annual Bonus amount payable to the Executive to be eligible to receive bonus (except as otherwise provided in Section 4(c) or 5(a)).

(c) Expenses. The Company shall promptly pay or reimburse the Executive for all reasonable expenses incurred by the Executive while performing services hereunder, including but not limited to travel expenses and attendance at industry events, in accordance with the policies and procedures then in effect and established by the Company for its executive officers, but in no event later than thirty (30) days submission of a reimbursement request in accordance with such policies or procedures.

(d) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e) Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.

(f) Stock Ownership Guidelines. The Executive shall be subject to the Company’s Executive Stock Ownership Guidelines while providing services under this Agreement.

(g) Treatment of Equity Awards upon a Change in Control. The following provisions shall apply to any award granted under the Adagio Therapeutics, Inc. 2021 Equity Incentive Plan (the “Plan”) or any other plan, agreement or arrangement based on the value of a share of the Company’s common stock on or after the Effective Date (collectively, the “Equity Awards”) to the extent the Equity Awards are assumed, continued or substituted by the surviving or acquiring entity (or its parent) in connection with a Change in Control (as defined in the Plan) and the Executive continues to provide services to the Company or its successor following such Change in Control:

(i) Except as otherwise provided in the Change in Control transaction’s definitive agreement, the Plan or the applicable award agreement, or as set forth in Section 6 below, Equity Awards subject to vesting solely on account of completing periods of covered employment or service (collectively, the “Time-Based Equity Awards”) shall not immediately accelerate and become fully vested and exercisable or non-forfeitable on such a Change in Control, and

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(ii) all other Equity Awards, including but not limited to performance stock units vesting based on achieving pre-established performance goals (collectively, the “Performance-Based Equity Awards”) shall be governed by the terms of the Plan and the applicable award agreement.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) the Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company for Executive’s benefit or any material breach of a written agreement between the Executive and the Company, including without limitation a material breach of this Agreement or the Restrictive Covenants Agreement; provided, however, that any such disclosure under the collaboration agreement entered into by Adimab, LLC and the Company shall not constitute Cause under this Agreement;

(ii) the Executive’s conviction of, or pleading no contest to, a felony under the laws of the United States or any state thereof (other than in connection with a traffic violation that does not result in imprisonment) or any crime that results in the Executive’s incarceration in a federal, state, or local jail or prison;

(iii) the Executive’s material and willful misconduct in the performance of the Executive’s duties or the Executive’s willful or repeated failure or refusal to substantially perform assigned duties (other than any such failure of refusal resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of Good Reason by the Executive pursuant to Section 3(e) hereof), in any case, which willful misconduct, failure or refusal has continued for more than thirty (30) days following written notice from the CEO of such willful misconduct, failure or refusal;

(iv) any act of fraud, embezzlement or material misappropriation committed by the Executive against the Company (other than good faith expense account disputes);

(v) willful engaging by the Executive in any act that brings the Company into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Company; or

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(vi) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of this Section 3(c), no act, or failure to act, on the Executive’s part shall be deemed “willful” if done, or omitted to be done, by the Executive in good faith and with reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

In the case of any termination for Cause, the Company shall provide written notice to the Executive setting forth to a reasonable extent at least the principal acts or omissions of the Executive giving rise to Cause for termination. It is agreed to by the parties that the below par or below average financial performance of the Company and/or its subsidiaries, in and of itself shall not constitute Cause for employment termination under this Agreement.

A termination for Cause under this Section 3(c) (other than with respect to Section 3(c)(ii) shall in no event become effective under the Agreement unless the provisions of this paragraph are complied with. The Executive must be given written notice by the Board of the intention to terminate Executive’s employment for Cause, such notice (A) to state in detail the act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within three (3) months of the Board learning of such act or acts or failure or failures to act. The Executive shall have ten (10) days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If the Executive fails to cure such conduct, the Executive shall thereupon be terminated for Cause.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or 3(b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(i) a material diminution in the Executive’s title, responsibilities, authority or duties;

(ii) a Change in Control following which either: (A) there is a material reduction in the budget over which the Executive retains authority or (B) the Executive is not CEO of the Company or, if the Company becomes a subsidiary of one or more entities following the Change in Control, the post-consummation ultimate parent entity of the Company; or

(iii) a material breach of this Agreement by the Company, including without limitation, a reduction of the Executive’s Base Salary or Target Bonus in violation of Section 2(a) or 2(b) (except for across-the-board salary reductions of not more than ten percent (10%) similarly affecting all or substantially all senior management employees of the Company), a relocation of the Executive’s place of employment to any location that is greater than twenty (20) miles from the Executive’s home office, or the failure of the Company to obtain the assumption in writing of the Company’s obligations to the Executive under this Agreement by any successor as required under Section 13 below.

(f) Good Reason Process. The “Good Reason Process” consists of the following steps:

(i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

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(ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such condition;

(iii) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(iv) notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and

(v) the Executive terminates employment within sixty (60) days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4. Matters Related to Termination.

(a) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), thirty (30) days after the date on which a Notice of Termination is given or a later date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(c) Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan or compensation arrangement of the Company (including equity compensation plans and insurance coverages) through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans. In the event that the Executive terminates employment due to death or Disability (as defined in Section 3(b) above), the Executive (or in the case of death, the Executive’s estate) shall be entitled to receive the Earned Bonus (as defined in Section 5(a)) at the same time bonuses are paid to other employees who are actively employed by the Company. The amounts described under this Section 4(c) are referred to below as the “Accrued Obligations.”

(d) Resignation of All Other Positions. To the extent applicable, the Executive shall be deemed to have resigned from all officer positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

5. Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), then, in addition to the

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Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form substantially the same as set forth in Appendix B (the “Separation Agreement”), which provides that if the Executive materially breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease, and (ii) the Separation Agreement becoming irrevocable, all within sixty (60) days after the Date of Termination (or such shorter period as set forth in the Separation Agreement):

(a) Cash Severance. The Company shall pay the Executive an amount equal to twelve (12) months’ of the Executive’s Base Salary (the “Severance Amount”) and, in the event that the Executive’s employment is terminated after the end of the calendar year but prior to the payment of any Annual Bonus for the immediately preceding calendar year, the Executive shall be entitled to receive a lump sum payment of any unpaid Annual Bonus earned based on achievement of the applicable performance goals and objectives, without any reduction for individual performance, with respect to such immediately preceding calendar year (the “Earned Bonus”).

(b) COBRA Premiums. Subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

(c) Delayed Forfeiture of Time-Based Equity Awards. Notwithstanding anything to the contrary in any Time-Based Equity Awards, if the Separation Agreement becomes effective, the unvested portions of all Time-Based Equity Awards shall not terminate or be forfeited on the Date of Termination, but rather shall remain outstanding until ninety (90) days after the Date of Termination (the “Pre-CIC Protection Period”). If the Company has not, prior to the end of the Pre-CIC Protection Period, entered into a definitive agreement that, if closed, would result in a Change in Control (a “P&S Agreement”), then the unvested portion of the Time-Based Equity Awards shall terminate and be forfeited. If the Company, prior the end of the Pre-CIC Protection Period, enters into a P&S Agreement, then the Time-Based Equity Awards shall remain outstanding and become fully vested upon a Change in Control resulting from such agreement. Time-Based Equity Awards shall terminate and be forfeited if the Company abandons a sale of the Company as contemplated under the P&S Agreement entered into during the Pre-CIC Protection Period. No additional vesting of the Time-Based Equity Awards shall occur following the Date of Termination except on account of a Change in Control during or after the Pre-CIC Protection Period as specifically provided above. For the avoidance of doubt, any unvested Performance-Based Equity Awards shall terminate and be forfeited on the Date of Termination unless otherwise provided by the terms of the Plan or the applicable award agreement.

(d) Severance Payment Timing. The amounts payable under Section 5 (other than the Earned Bonus, as applicable), to the extent taxable, shall be paid or commence to be paid within thirty (30) days after the Date of Termination (or such longer period as required in order to have an enforceable release, but in no event later than sixty (60) days after the Date of Termination); provided, however, that if the period applicable to Executive’s termination of employment begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid or commence to be paid in the second calendar year by the last day of such period. The Severance Amount shall be paid in a single lump sum and the Earned Bonus, if any, shall be paid at the same time as if the Executive had remained employed with the Company through the payment date.

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6. Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) the Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by the Executive for Good Reason as provided in Section 3(e), and (ii) the Date of Termination is during the Change in Control Period. The “Change in Control Period” shall begin on the earlier of (a) the signing of a P&S Agreement and (b) the date that is 3 months prior to the closing of a Change in Control, and shall end on the date that is twelve (12) months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect after the Change in Control Period. In no event will the Executive be entitled to severance benefits under both Section 5 and Section 6 of this Agreement. If the Company has commenced providing severance pay and benefits to the Executive under Section 5 prior to the date that the Executive becomes eligible to receive severance pay and benefits under this Section 6, the severance pay and benefits previously provided to the Executive under Section 5 shall reduce the severance pay and benefits to be provided under this Section 6.

If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of the Separation Agreement by the Executive and the Separation Agreement becoming fully effective, all within the time frame set forth in the Separation Agreement but in no event more than sixty (60) days after the Date of Termination:

(a) Cash Severance. The Company shall pay the Executive a lump sum in cash in an amount equal to the sum of (A) eighteen (18) months’ of the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher), and (B) 1.5 times the Executive’s Target Bonus for the then-current year (or the Executive’s Target Bonus in effect immediately prior to the Change in Control, if higher), plus, if applicable, any Earned Bonus (the “Change in Control Payment”).

(b) COBRA Premiums. Subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the eighteen (18) month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

(c) Accelerated Vesting of Equity Awards. Notwithstanding anything to the contrary in any Equity Award, the Time-Based Equity Awards shall immediately accelerate and become fully vested and exercisable or nonforfeitable as if the Executive had remained employed with the Company as of the later of (i) the Date of Termination (or, if later, the Change in Control) or (ii) the effective date of the Separation Agreement (the “Accelerated Vesting Date”), provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of such Equity Awards that would otherwise terminate or be forfeited on the Date of Termination will be delayed until the earlier of (A) the effective date of the Separation Agreement (at which time acceleration will occur), or (B) the date that the Separation Agreement can no longer become fully effective (at which time the unvested portion of the Executive’s Time-Based Equity Awards will terminate or be forfeited). Notwithstanding the foregoing, no additional time-based vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date except as specifically provided in this Section 6(c).

(d) Change in Control Payment Timing. The amounts payable under this Section 6, to the extent taxable, shall be paid or commence to be paid within sixty (60) days after the Date of Termination or, if later, the Change in Control; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the

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meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

7. 280G Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 7, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) For purposes of determining whether and the extent to which the Aggregate Payments will be subject to the excise tax, (i) no portion of the Aggregate Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Aggregate Payments shall be taken into account which, in the written opinion of independent auditors or advisors of nationally recognized standing (“Independent Advisors”) selected by the Company prior to a Change in Control, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the excise tax, no portion of such Aggregate Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Aggregate Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Independent Advisors shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Independent Advisors shall be binding upon the Company and the Executive.

8. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the

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Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the 6-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in a manner not intended to violate Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Any such payment that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral (each as described in Treasury regulations issued under Section 409A) shall be excluded from Section 409A to the greatest extent possible. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9. Continuing Obligations.

(a) Restrictive Covenants Agreement. As a condition of entering into this Agreement, Executive agrees to the terms of the Employee Proprietary Information and Inventions Assignment Agreement, dated August 5, 2021 between the Company and the Executive (the “Restrictive Covenants Agreement”) attached hereto as Appendix C. For purposes of this Agreement, the obligations in this Section 9 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants that may later be agreed to by the Executive shall collectively be referred to as the “Continuing Obligations.”

(b) Third-Party Agreements and Rights. The Executive hereby confirms that, except with respect to any agreements entered into by Executive in connection with the Approved Outside Activities, the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other

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party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information; provided, however, that Executive shall abstain from involvement in any dispute involving the Company and Adimab, LLC, including litigation and cooperation on behalf of Adimab, LLC. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel upon reasonable notice to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 9(c), which shall be in addition to its obligations to provide indemnification to the Executive.

(d) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event monetary damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

10. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the State of New Hampshire. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement, provided that the Restrictive Covenants Agreement and the agreements governing any Equity Awards remain in full force and effect.

12. Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

13. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death as well as any beneficiaries duly designated by Executive prior to death in accordance with the terms hereof, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. The Company shall require its respective successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Notwithstanding the foregoing, the Company shall remain, with such successor, jointly and severally liable for all of their obligations hereunder. Except as herein provided, this Agreement may not otherwise be assigned by the Company and any attempted

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assignment in contravention hereof will be null and void. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation). The Executive may designate one or more persons or entities as the primary or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing reasonably acceptable to the Board or the Board’s designee. Executive may make or change such designation at any time. Except as approved by the Board or the Board’s designee, none of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein, including but not limited to the Company’s obligation to make severance payments or provide indemnification and the Executive’s obligations to comply with the Continuing Obligations.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and (i) delivered in person, (ii) sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board or (iii) sent via email to the Executive at the Executive’s Company email address.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19. Indemnification. The Company will (i) indemnify the Executive with respect to claims arising out of any action taken or not taken in Executive’s capacity as an officer or employee of the Company or its subsidiaries; provided, that the Executive acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, (ii) advance to the Executive all reasonable and documented out of pocket costs and expenses incurred by the Executive in connection with the foregoing clause (i), including but not limited to attorneys’ fees, and (iii) provide for the Executive to be covered by D&O insurance, with respect to clauses (i) and (ii), on the same terms as are made available to the CEO and/or members of the Board, as applicable; provided that, this Agreement constitutes an undertaking that amounts advanced under clause (ii) shall be promptly repaid to the Company by the Executive if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company pursuant to this Section 19. Nothing herein shall limit any right that the Executive may have in respect of indemnification, advancement or liability insurance coverage under any other policy, plan, contract or arrangement of the Company or its subsidiaries or under applicable law with respect to his or her services as an officer or employee for the Company or its subsidiaries, and the Company shall not change any right to such indemnification or advancement with respect to the Executive after his or her termination of employment.

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20. No Mitigation; Offset. In the event of any termination of employment and service hereunder, the Executive shall be under no obligation to seek other employment, and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. The preceding sentence shall not limit the Company’s right to enforce the termination provisions set forth in Section 4 above or the repayment or recoupment provisions in Section 22(d) and Section 23 below.

21. Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except to the extent specifically provided in Section 7 hereof, and except that the Executive shall have no rights to continue any severance benefits under any Company severance pay plan, offer letter or otherwise. Except for the Restrictive Covenants Agreement, in the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to cash severance payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.

22. Governing Law; Venue and Enforcement.

(a) This Agreement will be governed by and construed in accordance with applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, with the laws of the State of New Hampshire, including any applicable statutes of limitation, without regard to any otherwise applicable principles of conflicts of laws or choice of law rules (whether of the State of New Hampshire or any other jurisdiction) that would result in the application of the substantive or procedural rules or law of any other jurisdiction.

(b) Each party agrees that any controversy or claim arising out of or relating to this Agreement or the alleged breach hereof shall be instituted in the United States District Court for the District of Massachusetts, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Massachusetts, and Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that any such party may have to personal jurisdiction, the laying of venue of any such proceedings and any claim or defense of inconvenient forum.

(c) Any award shall be payable to Executive no later than the end of Executive’s first taxable year in which the Company either concede the amount (or portion of the amount) payable or are required to make payment pursuant to a judgment by a court, and shall include interest on any amounts due and payable to Executive from the date due to the date of payment, calculated at one hundred and ten percent (110%) of the base lending in effect at Citibank, N.A. (or any successor thereto) on the first of each month.

(d) If it is necessary or desirable for Executive to retain legal counsel or incur other costs and expenses in connection with the enforcement of any or all of Executive’s rights under this Agreement, the Company shall, within thirty (30) days after receipt of an invoice certifying payment by Executive of such attorney fees, or payment of such other costs and expenses, reimburse Executive’s reasonable attorneys’ fees and costs and such other expenses, including expenses of any expert witnesses, in connection with the enforcement of said rights in an amount not to exceed $100,000; provided, that to the extent (and only to the extent) such expenses are subject to Section 409A, in no event shall any payment of Executive’s fees, costs, and expenses be made after the last day of Executive’s taxable year following the taxable year in which the expense was incurred; provided, further, that Executive shall repay any such advance of fees, costs, and expenses (and no additional advances or reimbursements shall be made) (i) if there is a specific judicial finding that Executive’s request to litigate was frivolous, unreasonable or without foundation; (ii) if it has been finally determined that Executive’s termination of employment for Cause was proper; or (iii) if the Board determines in good faith that as of the date of Executive’s termination of employment and service, grounds for an involuntary termination for Cause had existed.

23. Recoupment. Executive shall be required to repay incentive pay to the Company as described in this Section 23, and the Company may offset payments otherwise due and payable under this Agreement by the

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amounts required to be repaid under this Section 23. Repayment of incentive pay shall be required if, and to the extent that, the Compensation Committee determines, in its sole discretion, that repayment is due on account of a restatement of the Company’s financial statements or otherwise pursuant to any clawback or compensation recoupment policy as may be in effect or amended from time to time) (the “Recoupment Policy”). Where the result of a performance measure was a factor in determining the compensation awarded or paid, but (i) the subsequently-restated performance measure was not the only factor used to determine the compensation awarded or paid, or (ii) the incentive-based compensation is not awarded or paid on a formulaic basis, the Committee will determine in its discretion the amount, if any, by which the payment or award should be reduced. If the Committee seeks to recover payment of incentive pay as a result of a restatement of the Company’s financial statements or otherwise under the Recoupment Policy, Executive shall pay to the Company, as applicable, (A) all or a portion (as determined by the Committee in its sole discretion) of the amount by which the payment received by Executive exceeds the amount that would have been paid to Executive based on the restated financial statements, or (B) the amount (as determined by the Committee in its sole discretion) to be repaid pursuant to the Recoupment

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

ADAGIO THERAPEUTICS, INC.

By:	/s/ René Russo
Name: René Russo
Its: Chair of the Board of Directors

EXECUTIVE

/s/ Tillman Gerngross
Tillman Gerngross

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Appendix A

Outside Activities

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Executive is a co-founder of Adimab, LLC and serves as its Chief Executive Officer and as a director
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Executive is a co-founder and Chairman of Avitide, Inc.
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Executive is a co-founder and Chairman of Alector, Inc.
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Executive is a co-founder and Chairman of Amagma, Inc.
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Executive is a co-founder and Chairman of Ankyra Therapeutics, Inc.
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Executive is a Venture Partner at SV Life Sciences Advisors, LLC
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Executive is a full professor at the Thayer School of Engineering, at Dartmouth College

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Appendix B

FORM SEPARATION AGREEMENT

[Date]

[Name] [Address]

Re: Separation Agreement

Dear [Name]:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Adagio Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your last day of work with the Company and your employment termination date will be [Date] (the “Separation Date”).

2. Accrued Salary. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.

3. Severance Benefits. If you execute and do not revoke this Agreement, the Company will provide you with the following Severance Benefits pursuant to the terms of your [month, date, year] Employment Agreement.

The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A- 1(b)(4). Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15, 20 . For purposes of Code Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4. Benefit Plans.

If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on [the Separation Date] or [the last day of the month in which separation occurs]. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

You may be eligible for unemployment insurance benefits after the Separation Date. The Massachusetts Department of Unemployment Assistance, not the Company, will determine your eligibility for such benefits.

5. Stock Options. You were granted an option to purchase__________shares of the Company’s common stock, pursuant to the Company’s [correct name of Stock or incentive plan] (the “Plan”). Under the terms of the Plan and your stock option grant, vesting will cease as of the Separation Date.

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

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7. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8. Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer- recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with [name/title]. Receipt of the severance benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.

9. Confidential Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Assignment Agreement (“Restrictive Covenants Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation activities. A copy of your Restrictive Covenants Agreement is attached hereto. If you have any doubts as to the scope of the restrictions in your agreement, you should contact [name/title] immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

10. Non-Compete. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, you agree that during the one year period after the Separation Date, you will not, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate yourself with, any business whose business, products or operations are in any respect involved in Conflicting Services (defined below) anywhere in the Restricted Territory (defined below); provided, however, that the restriction in this Section 10 shall not apply to your employment or engagement with Adimab, LLC. Should you obtain other employment within 12 months immediately following the Separation Date, you agree to provide written notification to the Company as to the name and address of your new employer, the position that you expect to hold, and a general description of your duties and responsibilities, at least three business days prior to starting such employment.

a) The parties agree that for purposes of this Agreement, “Conflicting Services” means any business in which the Company is engaged, or in which the Company has plans to be engaged, or any service that the Company provides or has plans to provide.

b) The parties further agree that for purposes of this Agreement, “Restricted Territory” means the geographic areas in which you provided services for the Company or had a material presence or influence, during any time within the last two years prior to the Separation Date.

11. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local

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agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12. Non-Disparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. You further agree that, by no later than the Effective Date, you shall delete or otherwise remove any and all disparaging public comments or statements that you made prior to the Effective Date about or relating to the Company, including, but not limited to, comments in online forums or on websites (including, but not limited to, Facebook, Glassdoor, Yelp, and LinkedIn). Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

13. Cooperation after Termination. You agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.

14. Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•
has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•
has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled, the Age Discrimination in Employment Act (ADEA), which prohibits discrimination based on age, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Lily Ledbetter Fair Pay Act, the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the

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Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;

•
has violated any employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Fair Credit Reporting Act, the Employee Polygraph Protection Act, the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150), the Massachusetts Overtime regulations (M.G.L. c. 151 sections 1A and 1B), the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101), all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws;

•
has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed or your right to enforce this Agreement. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

15. Your Acknowledgments and Affirmations/ Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are

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eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) business days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the "Effective Date"), which shall be the eighth business day after this Agreement is executed by you.

16. No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

17. Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10 and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

18. Miscellaneous. This Agreement, including any exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.

19. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims (including, but not limited to, the Massachusetts Antidiscrimination Act, Mass. Gen. Laws ch.151B and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149), arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the

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disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

If this Agreement is acceptable to you, please sign below and return the original to me on or after your Separation Date, but no later than the date that is twenty-one (21) days after you receive this Agreement. This offer will expire if we have not received your executed copy by that date.

I wish you good luck in your future endeavors.

Sincerely,

Adagio Therapeutics, Inc.

By:
[Name]
[Title]

AGREED TO AND ACCEPTED:

[Name]

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CONSIDERATION PERIOD

I, , understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on , 20 . If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

AGREED:

Signature

Date

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Appendix C

ADAGIO THERAPEUTICS, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration and as a condition of my employment by Adagio Therapeutics, Inc., a Delaware corporation (together with any of its subsidiaries or parent companies, and any of their successors or assigns collectively, the “Company”), and my receipt of the compensation paid to me by the Company in the context of that employment and the issuance to me of an option to purchase shares of common stock of the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the date of my signature below (the “Effective Date”), unless specified otherwise in this Employee Proprietary Information and Inventions Assignment Agreement (the “Agreement”), I, the undersigned, agree as follows:

1. Proprietary Information. During the term of my employment, I may receive and otherwise be exposed, directly or indirectly, to confidential and proprietary information of the Company whether in graphic, written, electronic or oral form, including without limitation information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Proprietary Information” may also include without limitation (a)(i) unpublished patent disclosures and patent applications and other filings, know-how, trade secrets, works of authorship and other intellectual property, as well as any information regarding ideas, Inventions (as defined in Section 5), technology, and processes, including without limitation assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications and technical documentation, (ii) information relating to physical, chemical or biological materials and compounds (including without limitation reagents, gene sequences, nucleic acids, amino acids, cell lines, media, antibodies, antibody fragments, compounds, c-DNAs, antisense nucleotides, proteins, peptides and vectors), their structures, compositions, and formulations, and methods for their handling, use, and manufacture, and processes, apparatus, models relating thereto, (iii) specifications, protocols, models, designs, equipment, engineering, algorithms, software programs, software source documents, formulae, (iv) information concerning or resulting from any research and development or other project, including without limitation nonclinical and clinical data, experimental work, clinical and product development plans, results from clinical studies, regulatory compliance information, and research, development and regulatory strategies, and (v) business and financial information, including without limitation purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation information the Company provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors; and (b) any other information, to the extent such information contains, reflects or is based upon any of the foregoing Proprietary Information. The Proprietary Information may also include information of a third party that is disclosed to me by the Company or such third party at the Company’s direction.

2. Obligations of Non-Use and Nondisclosure. I acknowledge the confidential and secret character of the Proprietary Information, and agree that the Proprietary Information is the sole, exclusive and valuable property of the Company. Accordingly, I agree not to use the Proprietary Information except in the performance of my authorized duties as an employee of the Company, and not to disclose all or any part of the Proprietary Information in any form to any third party, either during or after the term of my employment, without the prior written consent of the Company on a case-by-case basis. Upon termination of my employment, I agree to cease using and to return to the Company all whole and partial copies and derivatives of the Proprietary Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of (a) my compensation records, (b) materials distributed to stockholders generally, and (c) this Agreement. I understand that my obligations of nondisclosure with respect to Proprietary Information shall not apply to information that I can establish by competent proof (x) was actually in the public domain at the time of disclosure or enters the public domain following disclosure other than as a result of a breach of this Agreement, (y) is already in my possession without breach of any obligations of confidentiality at the time of disclosure by the Company as shown by my files and records immediately prior to the time of disclosure, or (z) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If I become compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose the

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Proprietary Information, I shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. I agree to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, I shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of my legal counsel. I shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.

3. Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that the Company has provided me with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if I file a lawsuit for retaliation by my employer for reporting a suspected violation of law, I may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if I file any document containing the Proprietary Information under seal, and do not disclose the Proprietary Information, except pursuant to court order.

4. Property of the Company. I acknowledge and agree that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall come into my possession in the course of my employment with the Company, relating to any Proprietary Information, shall be the sole and exclusive property of the Company and I hereby assign any rights or interests I may obtain in any of the foregoing to my employer, subject to the collaboration agreement entered into by the Company and Adimab LLC. I agree to surrender this property to my employer upon termination of my employment, or at any time upon request by my employer. I further agree that any property situated on my employer’s data systems or on my employer’s premises and owned by my employer, including without limitation electronic storage media, filing cabinets or other work areas, is subject to inspection by my employer at any time with or without notice.

5. Inventions.

5.1 Disclosure and Assignment of Inventions. For purposes of this Agreement, an “Invention” shall mean any idea, invention or work of authorship, including, without limitation, any documentation, formula, design, device, code, method, software, technique, process, discovery, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable or copyrightable and for purposes of this Section 5, “Company” shall mean the Company entity that is my employer as of the Effective Date or, if I am subsequently employed by any subsidiary or parent of such Company entity, the applicable subsidiary or parent by which I am employed. I will disclose all Inventions promptly in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures. I will, and hereby do, assign to the Company, without requirement of further writing, without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions created, conceived, made, developed, and/or reduced to practice by me in the course of my employment by the Company and all intellectual property rights therein, subject to the collaboration agreement entered into by the Company and Adimab LLC. I hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Company. I also hereby agree, that for a period of one year after my employment with the Company, I shall disclose to the Company any Inventions that I create, conceive, make, develop, reduce to practice or work on that relate to the work I performed for the Company. The Company agrees that it will use commercially reasonable measures to keep Inventions disclosed to it pursuant to this Section 5.1 that do not constitute Inventions to be owned by the Company in confidence and shall not use any Inventions for its own advantage, unless in either case those Inventions are assigned or assignable to the Company pursuant to this Section 5.1 or otherwise.

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5.2 Certain Exemptions. The obligations to assign Inventions set forth in Section 5.1 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) I develop entirely on my own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by me for the Company. I hereby acknowledge and agree that the Company has notified me that, if I reside in the state of California, assignments provided for in Section 5.1 do not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Exhibit A. If applicable, at the time of disclosure of an Invention that I believe qualifies under Section 2870, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870. I further understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 5.1 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

5.3 Records. I will make and maintain adequate and current written records of all Inventions covered by Section 5.1. These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of the Company at all times and shall be made available to the Company at all times.

5.4 Patents and Other Rights. I agree to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 5.1, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement (both in the United States and foreign countries). I further agree that my obligations under this Section 5.4 shall continue beyond the termination of my employment with the Company, but if I am requested by the Company to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5.4 with the same legal force and effect as if executed by me.

5.5 Prior Contracts and Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit B (which shall not include agreements entered into by me in connection with the Approved Outside Activities, as defined in the employment agreement dated August 5, 2021 (the “Employment Agreement”) between the Company and me), I am not required, and I have not been required during the course of work for the Company or its predecessors, to assign Inventions under any other contracts that are now or were previously in existence between me and any other person or entity. I further represent that (a) I am not obligated under any consulting, employment or other agreement that would affect the Company’s rights or my duties under this Agreement, and I shall not enter into any such agreement or obligation during the period of my employment by the Company, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of my duties as an employee of the Company do not and will not breach, or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit B a brief description of all Inventions made or conceived

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by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, I understand that I am to describe such Background Technology in Exhibit B at the most specific level possible without violating any such prior agreement. Without limiting my obligations or representations under this Section 5.5, if I use (i) any Background Technology or (ii) any other Inventions in which I have an interest and that are excluded from the assignment of Inventions set forth in Section 5.1 (collectively (i) and (ii), the “Excluded Technology”) in the course of my employment or incorporate any Excluded Technology in any product, service or other offering of the Company, I hereby grant the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Excluded Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Excluded Technology separately from Company products or services.

5.6 Works Made for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

6. Restrictive Covenants. I agree to fully comply with the covenants set forth in this Section 6 (the “Restrictive Covenants”), which shall become effective 10 business days from the Effective Date. I further acknowledge and agree that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its Proprietary Information and goodwill, and that the Restrictive Covenants are supported by the option to purchase the common stock of the Company noted above, and the increased salary and bonus provisions and severance payments and benefits to be provided pursuant to the Employment Agreement for other good and valuable consideration, which I acknowledge is fair and reasonable consideration independent from my employment.

6.1 Non-Competition.

(a) Non-Competition. During the term of my employment with the Company, and, if I am terminated by the Company for Cause or if I resign for any reason, for a period of one year immediately following the termination of such employment (the “Non- Competition Restricted Period”), I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity other than the Company: (i) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the Business; (ii) own, finance, or invest in (except as the holder of not more than one percent of the outstanding stock of a publicly-held company) any Business, or (iii) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in the Business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise) (x) which involves the same or similar types of services I performed for the Company at any time during the last two years of my employment with the Company or (y) in which I could reasonably be expected to use or disclose Proprietary Information, in each case (i), (ii), or (iii) in the Restricted Territory; provided, however, that the restriction in this Section 6 shall not apply to any of the Approved Outside Activities, as defined in the Employment Agreement. For the avoidance of doubt, if I reside in the Commonwealth of Massachusetts, the non-competition obligations set forth above in this Section 6.1(a) shall not apply to me following the termination of my employment with the Company if I am terminated by the Company without Cause or if and to the extent the Company elects to waive any of such obligations as provided in Section 6.6 below. If I reside in the Commonwealth of Massachusetts, in the event the Company determines at any time that I engaged in conduct constituting Cause during or after my employment has ended, then the Company may retroactively designate my termination as a termination with Cause, and the non-competition covenants set forth in this Section 6. 1, and each subpart, shall remain in full force and effect pursuant to their terms. Notwithstanding the foregoing, if I reside in the Commonwealth of Massachusetts and I am (x) classified as non-exempt under the Fair Labor Standards Act or (y) an undergraduate or graduate student partaking in an internship or short-term employment with the Company while enrolled in a full-time or part-time undergraduate or graduate educational institution, then Section 6.1 shall not apply to me after the termination of my employment with the Company for any reason.

(b) Extension of Non-Competition Restricted Period. In the event I breach my fiduciary duty to the Company or unlawfully take, physically or electronically, property belonging to the Company as reasonably determined by the Company, the Non-Competition Restricted Period as defined above shall be extended

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for one additional year, for a maximum period of two years immediately following my termination of employment from the Company.

(c) Garden Leave. The Company agrees to pay me during the post- termination Non-Competition Restricted Period at a rate that equals fifty (50) percent of my highest annualized base salary within the two years prior to my termination, less applicable taxes and withholdings, in accordance with the Company’s regular payroll procedure; provided, however, the Company shall not be required to provide such pay (i) if my employment with the Company is terminated by the Company without Cause; (ii) if, for either reason set forth in clauses (x) or (y) of Section 6.1(a), the post-termination non-competition covenants set forth in Section 6.1(a) shall not apply to me; (iii) if on or prior to my termination date, the Company elects pursuant to Section 6.6 to waive my non-competition covenants set forth in Section 6.1(a); (iv) if I violate any of my non-competition covenants set forth in Section 6.1(a) as reasonably determined by the Company; (v) during any Non-Competition Restricted Period that has been increased beyond one year post-termination for the reasons set forth in Section 6.1(b); or (vi) if on or following my termination date, the Company and I so mutually agree. I expressly acknowledge and agree that, in the event the Company reasonably determines that I have breached any of my non-competition covenants set forth in Section 6.1(a), the Company may refuse to make any payments, and I shall immediately return to the Company any payments already received, pursuant to this Section 6.1(c), in addition to and without limiting any other legal or equitable relief available to the Company. Notwithstanding the foregoing, this Subsection 6.1(c) shall only apply if I reside in the Commonwealth of Massachusetts.

6.2 Non-Solicitation of Company Personnel. During the term of my employment with the Company, and for a period of one year immediately following the termination of such employment for any reason (the “Non-Solicitation Restricted Period”), I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity: (a) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; (b) entice or induce any Company Personnel to leave his or her or their employment with the Company; or (c) otherwise negatively interfere with the Company’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that I may publish without targeting any Company Personnel shall not be considered a violation of Section 6.2(b).

6.3 Non-Solicitation of Company Customer. During the Non-Solicitation Restricted Period, I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity: (a) solicit business from, or offer to provide products or services that are similar to any product or service provided or that could be provided by the Company or that are otherwise competitive with the Business to, any Company Customer; (b) cause or encourage any Company Customer to reduce or cease doing business with the Company, or (c) otherwise negatively interfere with the Company’s relationships with any Company Customer.

6.4 Tolling Period. Without limiting the Company’s ability to seek other remedies available in law or equity, if I violate any of the provisions of Sections 6.2 or 6.3, the Non- Solicitation Restricted Period shall be extended by one day for each day that I am in violation of such provisions, up to a maximum extension equal to the length of the Non- Solicitation Restricted Period, so as to give the Company the full benefit of the bargained-for length of forbearance.

6.5 Interpretation. If any restriction set forth in the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.6 Waiver. At any time, the Company may in its sole discretion elect to waive any or part of the Restrictive Covenants, provided any such waiver is expressly agreed to in writing by an executive officer of the Company, or, if I am an executive officer of the Company, by the Board of Directors of the Company.

6.7 Definitions. As used in the Restrictive Covenants:

(a) The term “Business” means any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed,

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manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company, in each case at any time during my employment with the Company.

(b) The term “Cause” means Cause as defined in any employment agreement or offer letter between me and the Company that contains a definition of Cause or, if no such agreement or offer letter exists, or if such agreement or offer letter does not contain a definition of Cause, then Cause means (i) a material breach of this Agreement or any other agreement I may have entered into with the Company; (ii) the commission of fraud, embezzlement, or other intentional act that could reasonably harm the Company or third parties; (iii) a material violation of the Company’s personnel policies, my ethical obligations, or applicable laws or regulations; or (iv) willful or gross negligence in the performance of my job duties that could reasonably harm the Company or third parties, in each case as reasonably determined by the Company.

(c) The term “Company Customer” means any individual or entity who (i) is, or was at any time during the one year period prior to the termination of my employment with the Company, a customer, supplier, or vendor of the Company of whom I learned, with whom I had business contact or about whom I obtained Proprietary Information at any time during my employment with the Company, or (ii) is a prospective customer, supplier, or vendor of the Company of whom I learned, with whom I had business contact, or about whom I obtained Proprietary Information as part of a solicitation of business on behalf of the Company at any time during the one year period prior to my termination of employment with the Company.

(d) The term “Company Personnel” means any individual or entity who is or was at any time during the six-month period prior to my solicitation or other activity prohibited by Section 6.2, employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company.

(e) The term “Restricted Territory” means each city, county, state, territory and country in which (i) I provided services or had a material presence or influence at any time during the last two years of my employment with the Company or (ii) the Company is engaged in or has plans to engage in the Business as of the termination of my employment with the Company.

7. Notification to Other Parties. In the event of termination of my employment with the Company for any reason, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this Agreement.

8. Employment at Will. I understand and agree that my employment with the Company is at will. Accordingly, my employment can be terminated at any time, without Cause or notice, at my option or the Company’s option. The at-will nature of my employment also means that I can be transferred or demoted, and my job title, compensation, benefits and other terms and conditions of employment can be reduced, at any time with or without Cause. I acknowledge that such changes shall not affect the enforceability of the Restrictive Covenants or other terms of this Agreement. This at-will status of my employment relationship with the Company shall remain in full force and effect throughout my employment with the Company, and the Restrictive Covenants shall remain in full force and effect pursuant to their terms. The at-will status of my employment can be modified only in a written agreement that expressly alters such status and which is signed by both an authorized officer of the Company and me.

9. Miscellaneous.

9.1 The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign or otherwise transfer this Agreement to any affiliate or successor in interest (whether by way of merger, sale, acquisition or corporate re-organization or any substantially similar process) of the Company.

9.2 This Agreement constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, relating to its subject matter.

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9.3 Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

9.4 If any provision of this Agreement is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.5 I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement.

9.6 The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts exclusively, without reference to any conflict of laws rule that would result in the application of the laws of any other jurisdiction. The parties agree that all disputes arising under this Agreement shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Suffolk County, and I hereby agree to consent to the personal jurisdiction of such court. The Company and I each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

9.7 Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page to this Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three days after the date of mailing.

9.8 Except as otherwise provided herein, the provisions of this Agreement shall survive the termination of my employment with the Company for any reason.

9.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

I ACKNOWLEDGE THAT I HAVE THE RIGHT TO CONSULT WITH INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT AND HAVE HAD A REASONABLE OPPORTUNITY TO DO SO, AND THAT I EITHER HAVE CONSULTED, OR ON MY OWN VOLITION CHOSEN NOT TO CONSULT, WITH SUCH COUNSEL. I FURTHER ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

(Signature Page Follows)

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IN WITNESS WHEREOF, I have executed this document as of August 5, 2021.

/s/ Tillman Gerngross

Employee: Tillman Gerngross

Address:	2 Parkway Hanover NH 03755

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IN WITNESS WHEREOF, I have executed this document as of August 5, 2021.

AGREED AND ACKNOWLEDGED:

ADAGIO THERAPEUTICS, INC.

By:	/s/ René Russo

Name: René Russo

Title: Chair of the Board of Directors

Address: 303 Wyman Street, Waltham, Ma 02451

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EXHIBIT A

CALIFORNIA LABOR CODE

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)
Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)
Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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EXHIBIT B

BACKGROUND TECHNOLOGY

List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.

I am involved in the following entities and as such have assigned inventions to them:

•
Executive is a co-founder of Adimab, LLC and serves as its Chief Executive Officer and as a director
•
Executive is a co-founder and Chairman of Avitide, Inc.
•
Executive is a co-founder and Chairman of Alector, Inc.
•
Executive is a co-founder and Chairman of Amagma, Inc.
•
Executive is a co-founder, and Chairman of Ankyra Therapeutics, Inc.
•
Executive is a Venture Partner at SV Life Sciences Advisors, LLC
•
Executive is a full professor at the Thayer School of Engineering, at Dartmouth College

List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary.

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